Exhibit 99.1

United Rentals, Inc. 100 First Stamford Place Suite 700 Stamford, CT 06902 Telephone: 203 622 3131 Fax: 203 622 6080

United Rentals Announces Jeff Fenton to Retire as Head of Business Development

Alfredo Barquin, Vice President, Business Development, to Lead M&A Strategy

STAMFORD, Conn. — March 7, 2022 — United Rentals, Inc. (NYSE: URI), the world’s largest equipment rental company, today announced that Jeff Fenton, senior vice president, business development, will retire on June 30, 2022. He will be succeeded by Alfredo Barquin, who will lead the company’s M&A growth strategy as vice president, business development. Mr. Fenton will continue working with the company as a senior advisor through December 31, 2022.

Mr. Fenton joined United Rentals in his current position in 2012. Over the past decade, he has been instrumental in the successful completion of dozens of acquisitions and other transactions to expand the scale and depth of the company’s service offering, and built a high-performing business development team to support strategic growth.

Matthew Flannery, chief executive officer of United Rentals, said, “I want to personally thank Jeff for his many contributions to a landmark decade of growth for our company, and wish him the very best in his retirement. Jeff’s done an outstanding job of furthering our vision in line with our values. As Alfredo takes the reins in June, his strong track record with strategic expansions and our world-class team will ensure a smooth transition.”

Mr. Barquin joined United Rentals in January from SWM International, a global manufacturer of engineered industrial performance materials. He most recently served as chief growth officer of SWM, following roles as general manager and CEO of company subsidiaries and vice president, corporate development. Previously, during an 11-year tenure with GE Energy (now GE Power), he led M&A initiatives as managing director, global business development, and earlier managed development activities for Eaton Corporation. Mr. Barquin holds a bachelor’s degree in finance from the University of South Florida and a master’s degree in international business from Thunderbird School of Global Management.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,288 rental locations in North America, 11 in Europe, 28 in Australia and 18 in New Zealand. In North America, the company operates in 49 states and every Canadian province. The company’s approximately 20,400 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 4,300 classes of equipment for rent with a total original cost of $15.79 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

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Contact:

Ted Grace

(203) 618-7122

Cell: (203) 399-8951

tgrace@ur.com